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                             AMENDMENT NO. 2 TO THE
                            SOUTHERN CALIFORNIA BANK
                           EXECUTIVE DEFERRAL PLAN IV
                             (AMENDED AND RESTATED)


     SOUTHERN CALIFORNIA BANK, a California corporation (the "Company") hereby amends the above-named plan (the "Plan"), effective as of January 1, 1997, as follows:

          1. Section 1.9 of the Plan is amended in its entirety to read as follows:

     "1.9 'Change in Control Event' shall be deemed to have occurred if and when:

          (a) the Holding Company shall consummate a merger or consolidation (a 'Transaction') with another corporation; PROVIDED, HOWEVER, that a Change of Control shall not be deemed to have occurred with respect to a Transaction if the beneficial owners of the outstanding shares entitled to vote in the election of directors immediately prior to such Transaction will beneficially own more than sixty percent (60%) of the outstanding shares entitled to vote in the election of directors of the corporation resulting from the consummation of the Transaction; or

          (b) twenty-five percent (25%) of the Holding Company's securities then entitled to vote in the election of directors shall be acquired by any 'person' (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended); or

          (c) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period were members of the Board of Directors of the Holding Company (the 'Incumbent Board') shall cease to constitute a majority of the Board of Directors of the Holding Company or any successor to the Holding Company, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least eighty-five percent (85%) of the


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               directors comprising the Incumbent Board shall be, for purposes hereof, considered as though such person were a member of the Incumbent Board; or

          (d) the Holding Company or the Company shall sell all, or substantially all, of its assets to another corporation."


          2. Section 3.6(a) of the Plan is amended in its entirety to read as follows:

     "3.6 (a) INTEREST RATE. The interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the Preferred Rates for the Plan Year in which installment payments commence and the four (4) preceding Plan Years. If a Participant has completed fewer than five (5) Plan Years, this average shall be determined using the Preferred Rates for the Plan Years during which the Participant participated in the Plan."


          3.   Section 7.3 shall be added to the Plan to read as follows:

     "7.3 COMMITTEE DISCRETION. For purposes of determining the form of payment of a Participant's Termination Benefit, the Committee may, in its sole and absolute discretion, deem a Participant who has experienced a Termination of Employment prior to the Participant's Retirement as having terminated employment on account of Retirement. Payment of such Participant's benefit shall be made in a lump sum, or installment payments shall commence, no later than 60 days from the date of such deemed Retirement. The Election Form submitted at least two (2) years prior to the Participant's deemed Retirement shall govern the payout of the Retirement Benefit. For example, a Participant who is deemed Retired in 1998 shall be paid his or her Retirement Benefit in accordance with the 1996 Election Form. A Participant who has been a Participant for less than two (2) years shall have his or her Retirement Benefit paid in accordance with the first Election Form filed by the Participant. The applicable interest rate to be used in determining such Participant's Retirement Benefit shall be the Preferred Rate and the interest rate to be used in determining a Participant's installment payments shall be the interest rate set forth in Section 3.6(a)."


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          4.   Section 11.1 of the Plan is amended by deleting the fourth sentence of said Section in its entirety.


          5. Section 11.3 of the Plan is amended by deleting the second sentence of said Section in its entirety.


          6.   Section 11.5 shall be added to the Plan to read as follows:

     "11.5 TERMINATION, AMENDMENT OR MODIFICATION AFTER A CHANGE IN CONTROL EVENT. Notwithstanding any other provision of this Plan, subsequent to a Change in Control Event, the benefits of a Participant who is receiving payments under this Plan shall not be affected by a Plan termination, or any amendment or modification which adversely affects such Participant's benefits, under Sections 11.1 or 11.2. The benefits of a Participant who has not yet begun to receive payments prior to such Change in Control Event shall be paid no later than 60 days from the date of the Plan termination, or any amendment or modification which adversely affects such Participant's benefits either in a lump sum, or if the Participant is eligible to Retire (or the Committee deems the Participant eligible to Retire) in accordance with the Election Form filed at least two (2) years prior to the Plan's termination, amendment or modification."

                         *   *   *   *   *

          The Company has caused this Amendment No. 2 to be signed by its duly authorized officer on Feb. 27, 1997.


                              "Company"
                              SOUTHERN CALIFORNIA BANK,
                              a California corporation

                              By: /s/ H.A. Beisswenger
                                 ----------------------

                                 Its:  Chr.
                                      -----------------


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